Exhibit 23.5

24 September 2007

Noah Education Holdings Ltd.

10th Floor. B Building

Futian Tian An Hi-Tech Venture Park

Futian District, Shenzhen

Guangdong Province

P.R China

Dear Sirs,

We hereby consent to the references to our name set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in your Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) originally filed with the U.S. Securities and Exchange Commission on 24 September 2007. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and classification as an expert under Section 11 (a) (4) of the Securities Act of 1933, as amended.

Yours faithfully,
For and on behalf of
Greater China Appraisal Limited

/s/ Samuel Y.C. Chan
Samuel Y.C. Chan
Assistant Vice President Business Valuation